Exhibit 10.2

August 5, 2019

PRIVATE AND CONFIDENTIAL

Mr. John Vollmer

Transmitted Via Email: John.Vollmer@aecom.com

RE: Retention and Completion Bonus Agreement

Dear John:

As you know, AECOM is exploring strategic options to dispose of, including without limitation through a spin-off (including potentially as part of a Reverse Morris Trust (“RMT”) transaction) or sale of all or substantially all of its Management Services Business Unit (referred to here as the “Business” or the “MS Business Unit”, and such potential spin-off (whether or not through an RMT transaction) or sale of the Business referred to herein as a “Transaction”). AECOM, its affiliates and the MS Business Unit are herein referred to collectively as “AECOM” or the “Company”. The entity formed as a result of a spin-off of the Business is herein referred to as “SpinCo”.

Acknowledging your importance to the ongoing successful operation of the Business as well as a Transaction, you are eligible for a Completion Bonus (as defined below), the terms and conditions of which are described in this Retention and Completion Bonus Agreement (this “Agreement”). For purposes of this Agreement, the date of consummation of a Transaction is referred to as the “Closing Date”.

Should you remain employed with AECOM, actively at work, and in good standing (i.e., in compliance with applicable AECOM policies and procedures, including but not limited to the AECOM Employee Handbook and Code of Conduct) through and including the Closing Date, and subject to the additional conditions noted below, you will be eligible to receive a lump sum cash bonus payment of $1,500,000.00 (one million five hundred thousand dollars) referred to herein as the “Completion Bonus”. If earned, the Completion Bonus will be paid within 30 days after the Closing Date.

Your eligibility to receive the Completion Bonus is further conditioned upon the following:

i.	The consummation of a Transaction (except as provided below) with the Closing Date occurring on or prior to June 30, 2021. You are not eligible for the Completion Bonus in the event of:

a)	any internal AECOM reorganization or restructuring;

b)	a “Change in Control” event, as that term is defined in AECOM’s Change in Control Severance Policy for Key Executives; and/or

c)	a spin-off of the Business in which you are appointed President (or a more senior position) of SpinCo.

ii.	Your remaining employed with AECOM, actively at work, and in good standing (i.e., in compliance with applicable AECOM company policies and procedures, including but not limited to the AECOM Employee Handbook and Code of Conduct) through and including the Closing Date. Your right to receive the Completion Bonus is forfeited if your employment ends for any reason prior to the Closing Date, with the exception of a termination without Cause (as that term is defined in this Agreement) by AECOM, in which case, you will remain eligible to receive the Completion Bonus subject to all other terms and conditions of this Agreement.

iii.	Your continued management and promotion of the ongoing successful operation of the Business and support with the successful completion of a Transaction through the Closing Date. This includes but is not limited to your active participation in meetings with the deal team, bankers, potential buyers, participation in due diligence, general support of a Transaction and completion of other assigned tasks and requests by management and/or the M&A or Legal teams. These activities may require your availability outside of core working hours.

iv.	Your best endeavours on behalf of AECOM throughout the Transaction and continued actions through the Closing Date in the best interest of AECOM at all times and, for the avoidance of doubt, not those of a third party involved in a potential Transaction.

v.	Your serving as the point of contact for any data, within your current role and scope of responsibility, required as part of the Transaction process, including your coordination and support of the efforts of other employees of the Business and deal team.

vi.	Your coordination and leadership of the team in the review of the representations and warranties in a Transaction agreement and the preparation of the related disclosure schedules, ensuring that any variances or inaccuracies in the representations and warranties are disclosed in the Disclosure Schedules.

vii.	Complying with the full terms of the NDA you have signed in relation to a Transaction.

The Completion Bonus shall be subject to usual tax, withholdings and other legally required deductions. The Completion Bonus will not be considered compensation for purposes of any benefit or payment under any pension, savings, severance, bonus, incentive, insurance or other compensation or benefit plan, program, policy, or agreement sponsored or maintained by the Company or any affiliated or related entity.

To further recognize your contributions to the Company and a Transaction, adjustments will be made to preserve the value of your unvested equity awards, as of immediately prior to and after a Transaction, subject to any required AECOM Board of Director approvals, as follows:

i.	In the event of a spin-off, your unvested equity awards will be converted into SpinCo equity awards, with the same vesting schedule(s) as your unvested AECOM awards.

ii.	In the event of a sale of the Business, your unvested equity awards would be treated as follows:

a)	Your outstanding PEP awards would be accelerated upon the Closing Date assuming target level performance, with settlement of such awards to occur as soon as reasonably practicable thereafter subject to any applicable restrictions or delay pursuant to IRC Section 409A; and

b)	Your unvested RSU awards would be replaced with an equivalent cash or equity award consistent with the terms of a Transaction agreement.

“Cause” is defined as (i) any misappropriation by you of the Company’s funds or property, or your conviction of a felony offense or any other crime or offense involving fraud, dishonesty or other similar activity; (ii) any action by you involving malfeasance or recklessness in the performance of your duties; (iii) any material failure by you to adhere to or comply with any written code of conducts, policies or procedures of the Company, including but not limited to the AECOM Employee Handbook and Code of Conduct; (iv) any failure to perform your duties to the Company in a professional and competent manner, and in accordance with the direction provided to you by the Company’s senior management or as set forth in the Company’s policies and procedures; (v) any material violation by you of any applicable federal, state, or municipal law, rule or regulation, including but not limited to, those related to the procurement and the ethical conduct of business; or (vi) your material breach of this Agreement.

You acknowledge that you have no outstanding claim against AECOM or the Business relating to your employment, whether arising under contract, structure or otherwise, to include, without limitation, any payment under any bonus or incentive arrangement.

Nothing in this Agreement is intended to change the at-will nature of your employment with AECOM. You and the Company have the right to terminate the employment relationship at any time and for any reason with or without notice.

You agree that if any provision of the Agreement is found to be invalid by any court of competent jurisdiction, such invalidity shall not affect its remaining provisions, and that the laws of the state of Delaware shall govern interpretation and enforcement of the Agreement. You further agree that AECOM may assign this Agreement, and upon such assignment, it will be binding and inure to the benefit of the buyer in connection with a sale, or to SpinCo in connection with a spin-off.

I trust the above is clear and meets with your understanding of our discussions. In summary, AECOM believes that your active involvement and support in the Transaction process is important. As a key management employee of AECOM and the MS Business Unit, we want to recognize your efforts and let you know that we appreciate the important role that you play in assuring that any Transaction is a success. If you agree with the above terms, please signify your acceptance by signing and dating a copy of this Agreement in the spaces provided and returning a scanned copy via email to Bob Rudisin at Robert.Rudisin@aecom.com.

I’d like to take the opportunity to thank you for your ongoing contribution to the organization.

Sincerely,

/s/ Randy Wotring
Randy Wotring
Chief Operating Officer

ACKNOWLEDGED AND AGREED:

By:	/s/ John Vollmer
Name:	John Vollmer
Date:	August 23, 2019

3